Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑3 of Autonomix Medical, Inc. (the “Company”) for the registration of the resale of shares of common stock issuable upon the exercise of warrants held by Armistice Capital Master Fund Ltd. of our report dated May 27, 2026, with respect to the financial statements, included in the Company’s Annual Report on Form 10‑K for the year ended March 31, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
July 28, 2026